As filed with the Securities and Exchange Commission on June 15, 2009

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INLAND REAL ESTATE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	2901 Butterfield Road Oak Brook, Illinois 60523 Telephone (630) 218-8000	36-3953261
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Beth Sprecher Brooks

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Michael J. Choate, Esq.

Shefsky & Froelich Ltd.

111 East Wacker Drive

Suite 2800

Chicago, IL  60601

(312) 836-4066

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,000,000	$6.32	$31,600,000	$1,763.28

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low sale prices of the common stock as reported on of the New York Stock Exchange on July 10, 2009.

Prospectus

Dividend Reinvestment Plan —  5,000,000 Shares.

Inland Real Estate Corporation is a Maryland corporation and has elected to be taxed as a real estate investment trust.  Through consolidated or unconsolidated entities we acquire, own, operate and develop open-air neighborhood, community, power and lifestyle shopping centers and single-tenant retail properties located primarily in what we believe is the demographically strong upper Midwest markets.

We have established a Dividend Reinvestment Plan (referred to herein as the “Plan”) designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash dividends on all or a portion of their shares for reinvestment in more shares through the Plan. Some of the significant features of the Plan are as follows:

•                  Our current stockholders may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash dividends in shares under the Plan.

•                  The purchase price for shares under the Plan is determined as described in Question 16 of Exhibit A below.

•                  Stockholders may participate in the Plan by completing and executing the Enrollment Form. If you are already enrolled in the Plan, no action is required.

•                  Stockholders may terminate participation in the Plan at any time without penalty by delivering written notice to us.  In addition, we may amend, suspend or terminate the Plan at any time, without prior notice to, or the prior consent of, stockholders.

•                  Cash dividends are still taxable even though they will be reinvested in our shares of common stock pursuant to the Plan.

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”).

Our shares of common stock are listed on the New York Stock Exchange under the symbol “IRC.” On July 14, 2009, the last reported sales price of our common stock on the New York Stock Exchange was $6.57 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

Inland Real Estate Corporation is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.

The date of this prospectus is July 15, 2009

ii

iii

PROSPECTUS SUMMARY

Inland Real Estate Corporation

Inland Real Estate Corporation is a Maryland corporation formed on May 12, 1994.  We are a real estate investment trust or “REIT” that through consolidated or unconsolidated entities acquires, owns, operates and develops open-air neighborhood, community, power and lifestyle shopping centers and single-tenant retail properties located primarily in what we believe is the demographically strong upper Midwest markets.

Approximately sixty-five percent of our total retail portfolio (consolidated plus unconsolidated) gross leasable area (“GLA”) is located in the Chicago Metropolitan Statistical Area (“MSA”), with our second largest market concentration being approximately seventeen percent in the Minneapolis-St. Paul MSA.  Tenants at our retail properties primarily provide “everyday” goods and services to consumers, with more than sixty-three percent of total retail portfolio square footage anchored by grocery, drug, and discount stores.  The properties in our portfolio generate cash flows from rents and related revenues.  The primary drivers of our internal income growth are rental rate increases over expiring rates on new and renewal leases and cost savings from operational efficiencies.  As of December 31, 2008, we owned interests in 144 investment properties, including those owned through our unconsolidated joint ventures, comprised of:

•                  Sixty-five neighborhood retail centers totaling approximately 4,244,000 gross leasable square feet;

•                  Nineteen community centers totaling approximately 2,940,000 gross leasable square feet;

•                  Twenty-seven power centers totaling approximately 4,598,000 gross leasable square feet;

•                  One lifestyle center totaling approximately 540,000 gross leasable square feet; and

•                  Thirty-two single-user properties totaling approximately 2,185,000 gross leasable square feet.

We have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes commencing with the tax year ended December 31, 1995.  So long as we qualify for treatment as a REIT, we generally will not be subject to federal income tax to the extent we meet the requirements of the tests imposed by the Code.  If we fail to qualify as a REIT in any taxable year, without the benefit of certain statutory relief provisions, we will be subject to federal income tax on our taxable income at regular corporate tax rates.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income, property or net worth and federal income and excise taxes on our undistributed income.

Our office is located at 2901 Butterfield Road, Oak Brook, Illinois 60523.  Our toll free telephone number is (800) 826-8228.

Terms of the Offering

We are offering up to 5,000,000 shares of our common stock to our existing stockholders pursuant to the Plan at a price as described in Question 16 of Exhibit A below.

Dividend Reinvestment Plan

This prospectus describes our Plan pursuant to which you may have the dividends you receive reinvested in shares of our common stock. Regardless of your participation in our Plan, you will be taxed on your dividends to the extent they constitute taxable income, and participation in our Plan would mean that you will have to rely solely on sources other than dividends from which to pay such taxes. As a result, you may have a tax liability without receiving cash dividends to pay such liability. We may amend, suspend or terminate the Plan at any time, without prior notice to, or the prior consent of, stockholders.

Use of Proceeds

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, investing in real estate and real estate related securities, paying fees and other costs and repaying debt.

Incorporation by Reference

The registration statement of which this prospectus is a part, incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and certain Current Reports on Form 8-K filed with the Securities and Exchange Commission (referred to herein as the “SEC”) as well as all future documents we file with the SEC pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K, which are incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment. In addition, you should consider the additional risk factor set forth below.

We have recently changed the amount of our dividends and may change our dividend policy in the future.

Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets and considering the dilutive impact of issuing additional shares as part of our recent offering of common stock, we decided to reduce the amount we pay as dividends for 2009 to an amount in cash that will at least equal our annual taxable income for 2009.

In addition, a recent Internal Revenue Service (“IRS”) revenue procedure allows us to satisfy the REIT income distribution requirement by distributing up to 90% of our dividends on our common stock in the form of shares of our common stock in lieu of paying dividends entirely in cash. Although we reserve the right to utilize this procedure in the future, we currently have no intent to do so. In the event that we pay a portion of a dividend in shares of our common stock, taxable U.S. stockholders may be required to pay tax on the entire amount distributed, including the portion paid in shares of common stock, in which case the stockholders might have to pay the tax using cash from other sources. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to the dividend, including in respect of all or a portion of the dividend that is payable in stock. In addition, if a significant number of our stockholders sell shares of our common stock in order to pay taxes owed on dividends, these sales could put downward pressure on the market price of our common stock.

The decision to declare and pay dividends on our common stock in the future, as well as the timing, amount and composition of any future dividends, will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the annual distribution requirements under the REIT provisions of the Code, state law and any other factors we deem relevant. Any change in our dividend policy or the amount of dividends we pay could have a material adverse effect on the market price of our common stock.

Our stockholders will experience dilution as a result of this offering and they may experience further dilution if we issue additional common stock.

The issuance of common stock in this offering will have a dilutive effect on our earnings per share.

Any additional future issuances of common stock, whether resulting from this offering or otherwise, will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in any such future issuances. Stockholders will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, many of which are out of our control, including:

•                  general economic conditions, including the current recession, competition and the supply of and demand for shopping center and single-tenant properties in our markets;

•                  risks that tenants will not remain in occupancy or pay rent, or pay reduced rent due to bankruptcies or declines in their businesses;

•                  interest rate levels and the availability of financing;

•                  potential environmental liability and other risks associated with owning, developing and acquiring shopping center properties;

•                  greater than anticipated funding costs associated with our joint venture properties or operating costs;

•                  inflationary, deflationary and other general economic trends;

•                  the effects of natural disasters;

•                  actual or anticipated variations in our operating results or dividends;

•                  changes in our funds from operations or earnings;

•                  publication of research reports about us or the real estate industry, generally and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITS;

•                  any future issuances of equity securities;

•                  failure to pay our obligations under, or comply with the terms of, our indebtedness;

•                  impairment charges; and

•                  other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.

These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including those pertaining to anticipated closings of transactions and uses of proceeds and our capital resources, portfolio performance and results of operations in this prospectus and the documents incorporated by reference herein. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events and there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized.

The factors that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements include those set forth in the risk factors incorporated by reference in this prospectus and any accompanying prospectus supplement from our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which reflect only our management’s analysis. We assume no obligation to update forward-looking statements.

SUMMARY OF OUR DIVIDEND REINVESTMENT PLAN

Capitalized terms used in this summary shall have the meanings ascribed to them in the Plan, a copy of which is included as Exhibit A to this prospectus.

Purpose of the Plan

Our Plan provides our stockholders with an opportunity to purchase additional shares of common stock by reinvesting cash dividends. The Plan is intended to be used by you as a vehicle for long-term investment in our common stock and for building your holdings in our common stock. Stockholders who elect to participate in the Plan authorize us to reinvest dividends on all or a portion of their shares to purchase additional shares of common stock, including fractional shares. A participant is not able to acquire common stock under the program if the purchase will cause him or her to exceed the 9.8% ownership limits or will violate any of the other share ownership restrictions imposed by our charter.

Registrar and Transfer Company serves as the Plan administrator. Registrar and Transfer Company administers the Plan, keeps records and, as soon as practicable after each Dividend Payment Date, provides each participant with a summary statement of his or her reinvestment account.

Any stockholder who has received a copy of this prospectus and has shares registered in his or her name is eligible to participate in the Plan. Stockholders who own shares not registered in their name (e.g., registered in the name of a bank or trustee holding shares of common stock on their behalf) should consult with the entity holding their shares to determine if it can enroll directly in the Plan. If the entity cannot enroll directly, the stockholder should register the required number of shares directly in his or her name to enroll in the Plan.

How to Enroll in the Plan

You may join the Plan by signing an Enrollment Form and returning it to the Administrator. In the event you wish to enroll shares of common stock that are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered stockholders must sign the Enrollment Form. You may obtain an Enrollment Form at any time by calling the telephone number for the Administrator set forth in Question 4. If you are currently participating in the Plan, you do not need to take any action to remain enrolled in the Plan.

Your signed Enrollment Form will be processed as quickly as practicable after its receipt by the Administrator. Reinvestment of cash dividends on your shares of common stock enrolled in the Plan will take place as follows:

•                                          If your signed Enrollment Form is received by the Administrator on or prior to the Record Date for the next Dividend Payment Date, reinvestment of dividends on your enrolled shares of common stock will begin with that Dividend Payment Date.

•                                          If your signed Enrollment Form is received by the Administrator after the Record Date for the next Dividend Payment Date, that dividend payment will be made in cash and reinvestment of dividends on your enrolled shares of common stock will begin with the next following Dividend Payment Date.

Reinvestment of dividends on shares of common stock you deposit in the Plan through the Stock Certificate Custodian Service will begin on the Dividend Payment Date corresponding to the first dividend Record Date following receipt by the Administrator of your stock certificate(s) and letter of instruction.

As a participant, you may change your reinvestment options at any time by requesting a new Enrollment Form and returning it to the Administrator at the address set forth in Question 4. Any change in reinvestment option must be received by the Administrator not later than the Record Date for the next Dividend Payment Date in order to make a change with respect to that dividend payment.

Purchase Price of the Shares

If shares are purchased directly from us, the price per share for shares of common stock purchased for you under the Plan on any Dividend Payment Date will be equal to 100% of the average of the daily open and close sales price per share, as reported by the New York Stock Exchange, of our common stock for the five trading days immediately preceding that Dividend Payment Date. If shares are purchased in the open market, the price per share for shares of common stock purchased for you under the Plan will be equal to 100% of the average cost, excluding brokerage commissions, of all shares purchased for the Plan by the Administrator on that particular Dividend Payment Date (and, if necessary, the day or several days following such Dividend Payment Date if it is not administratively feasible or practicable for the Administrator to complete the required purchase on the New York Stock Exchange on such Dividend Payment Date). We will pay all brokerage commissions incurred in connection with the purchase of shares of common stock in the open market.

If there is no trading in our shares on the New York Stock Exchange on the Dividend Payment Date, or during the five trading days immediately preceding that particular Dividend Payment Date, we may, in our sole discretion, determine the purchase price per share on the Dividend Payment Date. No shares of common stock will be sold by us to participants in the Plan at less than the par value of such shares.

Amendment, Suspension and Termination of the Plan

As a participant, you may change your reinvestment options at any time by requesting a new Enrollment Form and returning it to the Administrator. Any change in reinvestment option must be received by the Administrator not later than the Record Date for the next Dividend Payment Date in order to make a change with respect to that dividend payment.

You may request termination of your participation in the Plan at any time. However, you should allow for several weeks from the time you request termination until you receive a stock certificate for your shares held in the Plan, or a check for the net proceeds of their sale. Any dividends earned subsequent to the effective date of your termination will be paid to you by check unless you re-enroll in the Plan.

Notwithstanding any other provisions of the Plan, we reserve the right to amend, modify, suspend or terminate the Plan at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without prior notice to, or the prior consent of, participants in the Plan. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all affected participants following the date of such amendment, modification, suspension or termination.

Our Liability under the Plan

The Maryland General Corporation Law (the “MGCL”), under which we are organized, provides that each director will have no liability to the corporation or its stockholders for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, the MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter permits the limitation of the liability of our directors and officers to the maximum extent permitted by the MGCL.

Section 2-418 of the MGCL permits a corporation, subject to certain limitations, to indemnify any director or officer made, or threatened to be made, a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees, actually incurred by the director or officer in connection with the proceeding unless:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Except as described below, the charter and the bylaws authorize and direct us to indemnify and pay or reimburse reasonable expenses to any of our directors, officers, employees or agents to the fullest extent permitted by the MGCL so long as:

•                                          the person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•                                          the person was acting on our behalf or performing services for us;

•                                          the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that, in the event that the person seeking indemnification is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and

•                                          any indemnification or agreement to be held harmless is recoverable only out of our assets and not from the stockholders.

In addition, we may not indemnify any director, officer, employee or agent for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•                                          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person;

•                                          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or

•                                          a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which our securities were offered and sold as to indemnification for securities law violations.

The MGCL permits us to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.  The charter and bylaws authorize us to advance amounts to any person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                                          the legal action relates to acts or omissions with respect to the performance of duties or services by the person seeking indemnification for us or on our behalf;

•                                          the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•                                          the person seeking indemnification undertakes to repay us the advanced funds, together with interest at the applicable legal rate of interest, if it is later determined that the person seeking indemnification was not entitled to indemnification.

We may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability incurred in any such capacity with us or arising out of such status.  We will not, however, incur the costs of any liability insurance that insures any person against liability for which he, she or it could not be indemnified under the charter or bylaws.

We have been advised that, in the opinion of the SEC, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE PLAN.

Governing Law

The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the Plan

All inquiries regarding the Plan should be sent to:

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Investor Relations

USE OF PROCEEDS

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, investing in real estate and real estate related securities, paying fees and other costs, and repaying debt.  We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registering and offering the Plan shares, including but not limited to legal fees, printing expenses, mailing costs, and SEC registration fees.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain material United States federal income tax considerations that may be relevant to participants in the Plan. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a participant in light of his or her particular circumstances, nor does it discuss any state, local, foreign or other tax laws or considerations. This summary is for general information only and does not purport to discuss all aspects of the United States federal income tax consequences that may be relevant to certain types of stockholders who are subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, regulated investment companies, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States.

The statements in this discussion are based on:

•                                          current provisions of the Internal Revenue Code of 1986, as amended;

•                                          current, temporary and proposed regulations promulgated by the U.S. Treasury Department;

•                                          legislative history;

•                                          judicial decisions; and

•                                          current administrative interpretations of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the private letter ruling.

Future legislation, regulations, administrative interpretations or court decisions could change current law, possibly with retroactive effect, or could affect existing interpretations adversely and cause any statement in this prospectus to be inaccurate.

This discussion is not tax advice and is not intended as a substitute for careful tax planning. Each participant is advised to consult with his or her own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to him or her of participation in the Plan, including any potential changes in applicable tax laws.

Reinvestment of dividends. If you participate in the Plan, you will be treated for federal income tax purposes as having received, on the investment date, a distribution equal to the sum of (a) the fair market value of any common stock purchased under the Plan (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash dividends actually received by you with respect to your shares of common stock not included in the Plan. The tax basis of shares of common stock purchased under the Plan will be equal to the fair market value of the shares on the investment date. Your holding period for common stock purchased under the Plan generally will begin on the date following the date on which the shares of common stock are credited to your account.

Distributions will be taxable to you as dividends to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted tax basis of your shares. You will be required, however, to reduce the adjusted tax basis of your shares by the amount of the distributions in excess of our current and accumulated earnings and profits. To the extent that the distributions exceed the adjusted tax basis of your shares, this excess amount will be taxable as capital gain.

Income Tax Withholding. In general, any dividends reinvested under the Plan are not subject to federal income tax withholding. We or the Plan administrator may be required, however, to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether the dividends are reinvested pursuant to the Plan. Similarly, the Plan administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you failed properly to furnish us and the Plan administrator with your correct taxpayer identification number (“TIN”); (b) when required to do so, you failed to certify, under penalties of perjury, your TIN; (c) the Internal Revenue Service or a broker notifies us or the Plan administrator that the TIN furnished by you is incorrect; (d) the Internal Revenue Service or a broker notifies us or the Plan administrator that backup withholding should be commenced because you failed to report properly dividends or interest paid to you; or (e) when required to do so, you failed to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you.

If you are a non-U.S. stockholder you need to provide the required federal income tax certifications to establish your status as a non-U.S. stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a non-U.S. stockholder participating in the Plan whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

Disposition. You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your account or when the common stock held in that account is sold at your request. A gain or loss may also be recognized upon your disposition of common stock received from the Plan. The amount of gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

PLAN OF DISTRIBUTION

We are offering a maximum of 5,000,000 shares to our current stockholders through the Plan. The shares are being offered at a price per share equal to 100% of the average of the daily opening and closing price per share, as reported by the New York Stock Exchange, of our common stock for the five trading days immediately preceding that Dividend Payment Date. If shares are purchased in the open market, the price per share for shares of common stock purchased for you under the Plan will be equal to 100% of the average cost, excluding brokerage commissions, of all shares purchased for the Plan by the administrator on that particular Dividend Payment Date (and, if necessary, the day or several days following such Dividend Payment Date if it is not administratively feasible or practicable for the administrator to complete the required purchase on the New York Stock Exchange on such Dividend Payment Date). We will pay all brokerage commissions incurred in connection with the purchase of shares of common stock in the open market.

If there is no trading in our shares on the New York Stock Exchange on the Dividend Payment Date, or during the five trading days immediately preceding that particular Dividend Payment Date, then we, in our sole discretion, will determine the purchase price per share on the Dividend Payment Date. No shares of common stock will be sold by the Company to participants in the Plan at less than the par value of such shares.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby. Shefsky & Froelich Ltd., Chicago, Illinois, has given its opinion regarding certain federal income tax considerations.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Inland Real Estate Corporation, as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents filed with the SEC.  The information incorporated by reference is considered to be part of the registration statement of which this prospectus is part, and later information filed with the SEC will update and supersede this information.  The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the Plan is terminated comprise the incorporated documents:

(a)                                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

(b)                                 our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 7, 2009;

(c)                                  our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2009 in connection with our Annual Meeting of Stockholders held on June 17, 2009;

(d)                                 our Current Reports on Form 8-K filed with the SEC on January 20, 2009, January 21, 2009, February 17, 2009, March 2, 2009, March 17, 2009, April 13, 2009, April 17, 2009, May 12, 2009, May 18, 2009, May 19, 2009, June 3, 2009, and July 2, 2009; and

(e)                                  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 17, 2004.

Any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference herein.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Requests should be directed to Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523, telephone (630) 218-8000, attention: Investor Relations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act. Therefore, we file reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Inland Real Estate Corporation) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

EXHIBIT A

DIVIDEND REINVESTMENT PLAN

Inland Real Estate Corporation (the “Company”), as a service to its stockholders, hereby offers participation in its Dividend Reinvestment Plan (the “Plan”). The Plan is designed to provide participants with a simple, convenient and economical way to purchase shares of the Company’s common stock. Stockholders who choose not to participate in the Plan will receive cash dividends, as declared and paid by the Company.

To aid in your understanding of the question-and-answer statements set forth below, you may find the following basic definitions useful:

“Shares registered in your name” means shares of the Company’s common stock you hold in certificate form. If you do not hold a certificate, it is likely that the shares of common stock you own are registered in the name of another (e.g., in the name of a broker, bank or trustee holding shares of common stock on your behalf) and are held for you by the registered owner in an account in your name.

“Shares enrolled in the Plan” means shares of the Company’s common stock registered in your name, which are held in certificate form, that you have chosen to enroll in the Plan. Unless you elect to take advantage of the Plan’s Stock Certificate Custodian Service, shares enrolled in the Plan will remain registered in your name and you will continue to hold the certificate(s) representing those shares. Dividends on all shares enrolled in the Plan are automatically reinvested in additional shares of the Company’s common stock. You do not have to enroll all of your shares of common stock in the Plan.

“Shares held in the Plan” or “Plan Shares” are shares of the Company’s common stock purchased by your reinvested dividends and shares deposited by you (see below) in the Plan through the Plan’s Stock Certificate Custodian Service. Shares held in the Plan are registered in the name of the Administrator, or its nominee, but are credited to your individual Plan Account maintained by the Administrator. Dividends on all shares held in the Plan are automatically reinvested in additional shares of the Company’s common stock.

“Shares deposited in the Plan” means certificated shares of the Company’s common stock that you have asked the Administrator to hold for safekeeping under the Plan’s Stock Certificate Custodian Service. Once deposited, the certificate is cancelled, the shares of common stock are registered in the name of the Administrator, or its nominee, and are credited to your Plan Account to be treated in the same manner as all other Plan Shares.

The following question-and-answer statements define the Company’s Dividend Reinvestment Plan, effective as of July 15, 2009.

Purpose

1.             What is the purpose of the Plan?

The purpose of the Plan is to provide eligible stockholders (see Question 5) with a simple, convenient and economical method of investing cash dividends in additional shares of the Company’s common stock. The Plan is intended to be used by you as a vehicle for long-term investment in the Company’s common stock and for building your holdings in the Company’s common stock.

Maximum Ownership of Shares.    To maintain our qualification as a REIT, no more than 50% of our outstanding shares of common stock may be owned directly or indirectly by five or fewer individuals at any time during July through December of each year. To ensure that we meet this test, our charter provides that no person may own more than 9.8%, in number of shares or value, whichever is more restrictive, of our issued and outstanding common stock. Therefore, to the extent that any purchase of shares of common stock under the Plan would cause you to own in excess of 9.8%, in number of shares or value, whichever is more restrictive, of our issued and outstanding common stock, you may not reinvest your dividends to purchase additional shares of common stock.

Investment Options

2.    What investment options are available to participants in the Plan?

The Plan provides two basic options for purchasing additional shares of common stock. Cash dividends on all shares of common stock held in your Plan Account are automatically reinvested to purchase additional shares of common stock regardless of which investment option is selected:

Full Dividend Reinvestment Option.    You may have cash dividends on all of your shares of common stock automatically reinvested; or

Partial Dividend Reinvestment Option.    You may reinvest dividends on a portion of the shares of common stock you own and continue to receive cash dividends on the other shares of common stock registered in your name. You can take advantage of this option by enrolling in the Plan only those shares for which you wish to reinvest dividends.

Benefits and Disadvantages

3.    What are the benefits and disadvantages of the Plan?

Benefits.    Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

•                                          You may purchase additional shares of the Company’s common stock on a monthly basis by automatically reinvesting cash dividends on all, or less than all, of the shares of common stock registered in your name. You will continue to receive cash dividends for those shares of common stock that you choose not to enroll in the Plan.

•                                          No commissions, brokerage fees or service charges will be paid by you in connection with purchases under the Plan.

•                                          Your funds will be fully invested because the Plan permits fractions of shares of common stock to be credited to your account. Dividends on such fractions, as well as on whole shares, will be reinvested in additional shares of common stock and credited to your account.

•                                          You may direct the Administrator to transfer, at any time and at no cost to you, all or a portion of shares of common stock held in the Plan to a new or existing Plan Account for another person.

•                                          You will avoid the need for safekeeping of stock certificates for shares of common stock credited to your account under the Plan, thereby avoiding risks of loss, theft or destruction.

•                                          You also have the option to deposit in the Plan, at no cost to you, any stock certificates in your possession using the Plan’s Stock Certificate Custodian Service. With this option you will avoid the need for certificate safekeeping. You also will have the benefit of selling or transferring deposited shares of common stock through the Plan.

•                                          Regular monthly statements from the Administrator reflecting all current activity in your account, including purchases, sales and latest balance, will simplify your recordkeeping.

•                                          You may elect to sell shares held in the Plan through the Plan.

Disadvantages.    Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

•                                          We are not offering a discount on purchases of shares of common stock made through dividend reinvestments, although we reserve the right to offer a discount in the future.

•                                          Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market.

•                                          You will be treated for federal income tax purposes as receiving a distribution equal to the fair market value of the shares of common stock credited to your Plan Account as a result of the reinvestment of cash dividends. This distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits.  In addition, distributions in excess of our current and accumulated earnings and profits and in excess of the adjusted tax basis of your shares will be taxable as capital gain.  Accordingly, you may have a tax liability without a corresponding distribution of cash with which to pay the liability when it comes due.

•                                          You may not know the actual number of shares of common stock credited to your Plan Account until after the applicable Dividend Payment Date, as defined in Question 15.

•                                          Because the purchase price for shares of common stock under the Plan will be based on an average price per share, the price paid for shares of common stock on any date may be greater than the price at which shares of the common stock are then trading.

•                                          Sales of common stock held in your Plan Account may take up to five business days to process.

•                                          You may incur brokerage commissions, fees and income taxes, as described in Question 12.

•                                          You may not pledge shares of common stock deposited in your Plan Account unless you withdraw the shares from the Plan.

Administration

4.                                      Who administers the Plan for participants?

Registrar and Transfer Company (the “Administrator”) administers the Plan, keeps records, sends statements of account to each participant, and performs other duties related to the Plan. Shares purchased under the Plan will be registered in the name of the Administrator, or its nominee, and the Administrator will maintain an individual account for you to record your interests in the Plan.

The Company, in conjunction with the Administrator, may adopt rules and regulations to facilitate the administration of the Plan. The Company reserves the right to interpret the provisions of the Plan, and any rules and regulations adopted in accordance therewith, in its sole discretion. The determination of any matter with respect to the Plan made by the Company in good faith shall be final and conclusive and binding on the Administrator and all participants in the Plan. The Administrator currently acts as dividend disbursing and transfer agent for the Company’s common stock and may have other business relationships with the Company from time to time.

The Administrator may be reached as shown below:

INFORMATION ABOUT THE PLAN

For answers to questions regarding the Plan
and to request Plan forms, please contact:

Registrar and Transfer Company
Investor Relations Department

(800) 368-5948

email: info@rtco.com

website: http://www.rtco.com

From outside the continental United States,
call (908) 497-2300

Send enrollment forms or
termination requests to:

Registrar and Transfer Company
Dividend Reinvestment Department

P.O. Box 664
Cranford, New Jersey 07016

Please include your account number or Social Security
number on all correspondence. Also, please include a telephone number where you can be reached during business hours.

Eligibility and Enrollment

5.    Who is eligible to participate?

If you are a stockholder and have shares of the Company’s common stock registered in your name, you are eligible to participate in the Plan. If your shares of common stock are registered in a name other than your own (e.g., in the name of a broker, bank or trustee holding shares of common stock on your behalf) and you want to participate in the Plan, you may be able to arrange for the entity holding your shares of common stock to participate in the Plan. You should consult directly with the entity holding your shares to determine if they can enroll in the Plan. If not, you should become the stockholder of record by having your shares of common stock registered directly in your own name. You will not be eligible to participate in the Plan, however, if you reside in a jurisdiction in which it is unlawful or unduly burdensome for the Company or the Administrator to let you participate.

The Company reserves the right to reject the enrollment of any participant who has abused the Plan through excessive sales, terminations and enrollments, or otherwise (see Questions 1 and 35).

6.    When may an eligible person join the Plan?

If you are eligible to participate as described in Question 5 and have been furnished a copy of this Prospectus, you may join the Plan at any time. Your enrollment will become effective as described below in Question 11.

7.    How does an eligible person join the Plan?

You may join the Plan by signing an Enrollment Form and returning it to the Administrator. In the event you wish to enroll shares of common stock that are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered stockholders must sign the Enrollment Form. You may obtain an Enrollment Form at any time by calling the telephone number for the Administrator set forth in Question 4. If you are currently participating in the Plan, you do not need to take any action to remain enrolled in the Plan.

8.    Is partial participation possible under the Plan?

Yes. You may elect to enroll in the Plan all, or less than all, of the shares of the Company’s common stock registered in your name. However, dividends on all shares of common stock purchased in the Plan by reinvestment will be reinvested so long as those shares of common stock are held in the Plan.

9.    For what reinvestment options does the Enrollment Form provide?

The Enrollment Form authorizes the Administrator to invest in accordance with the Plan all cash dividends paid on your shares of common stock then or subsequently enrolled in the Plan. Cash dividends paid on your shares of common stock held by the Administrator in your Plan Account will be reinvested in accordance with the Plan, including cash dividends on shares of common stock deposited in the Plan under the Plan’s Stock Certificate Custodian Service (see Question 28). The Enrollment Form also provides for the partial enrollment in the Plan of your shares of common stock. If you do not wish all of the shares of common stock held in your name to be enrolled in the Plan, you may designate the number of shares of common stock you do wish enrolled.

10.    How may a participant change options under the Plan?

As a participant, you may change your reinvestment options at any time by requesting a new Enrollment Form and returning it to the Administrator at the address set forth in Question 4. Any change in reinvestment option must be received by the Administrator not later than the Record Date for the next Dividend Payment Date in order to make a change with respect to that dividend payment (see also Questions 11, 13 and 15).

11.    When does enrollment in the Plan become effective?

Your signed Enrollment Form will be processed as quickly as practicable after its receipt by the Administrator. Reinvestment of cash dividends on your shares of common stock enrolled in the Plan will take place as follows:

•                                          If your signed Enrollment Form is received by the Administrator on or prior to the Record Date for the next Dividend Payment Date, reinvestment of dividends on your enrolled shares of common stock will begin with that Dividend Payment Date.

•                                          If your signed Enrollment Form is received by the Administrator after the Record Date for the next Dividend Payment Date, that dividend payment will be made in cash and reinvestment of dividends on your enrolled shares of common stock will begin with the next following Dividend Payment Date.

•                                          Reinvestment of dividends on shares of common stock you deposit in the Plan through the Stock Certificate Custodian Service will begin on the Dividend Payment Date corresponding to the first dividend Record Date following receipt by the Administrator of your stock certificate(s) and letter of instruction (see Question 30).

For a discussion of Record Dates and Dividend Payment Dates, see Questions 13 and 15.

Costs

12.    Are there any costs to participants in the Plan?

All costs to administer the Plan are paid by the Company, except:

•                                          If you elect to have the Administrator sell some or all of your Plan Shares, you will be charged a brokerage commission, a $15.00 handling fee per transaction and any applicable taxes to be paid or withheld by the Administrator.

•                                          If you elect to have stock certificates issued to you for some or all of your Plan Shares, either upon termination of your participation in the Plan or otherwise, you will be charged a $10.00 handling fee per stock certificate.

•                                          You may incur income taxes as a result of your participation in the Plan (see Question 23).

•                                          Purchases.

13.    When are the Record Dates and Dividend Payment Dates for the Company’s dividends?

You should not assume that the Company will pay dividends or pay them in any particular amount or on any particular date. For a given dividend, the Company will announce the Dividend Payment Date and corresponding Record Date at least ten days prior to the Record Date in question.

The Company currently has no plans to declare any special or extraordinary dividends. However, should any such special dividend be declared, the Record Dates and Dividend Payment Dates for it will be announced by the Company, and the amount due on shares of common stock enrolled in the Plan will be paid to your account under the Plan and invested in accordance with the Plan, subject to your right to withdraw at any time.

14.    What is the source of shares purchased under the Plan?

At the discretion of Inland Real Estate, shares of common stock purchased with reinvested dividends may be:

•                                          shares of common stock purchased directly from the Company;

•                                          shares of common stock purchased in the open market by the Administrator on your behalf; or

•                                          any combination of the foregoing.

15.    When will shares be purchased under the Plan?

Cash dividends reinvested under the Plan will be applied to the purchase of shares of common stock on the dates that cash dividends are paid on the Company’s common stock (each, a “Dividend Payment Date”). Your Plan Account generally will be credited with purchased shares on the Dividend Payment Date, and your dividend and voting rights as to purchased shares of common stock generally will commence on that date. See also Question 16.

16.    What will be the price of the shares purchased under the Plan?

If shares are purchased directly from Inland Real Estate, the price per share for shares of common stock purchased for you under the Plan on any Dividend Payment Date will be equal to 100% of the average of the daily open and close sales price per share, as reported by the New York Stock Exchange, of our common stock for the five trading days immediately preceding that Dividend Payment Date. If shares are purchased in the open market, the price per share for shares of common stock purchased for you under the Plan will be equal to 100% of the average cost, excluding brokerage commissions, of all shares purchased for the Plan by the Administrator on that particular Dividend Payment Date (and, if necessary, the day or several days following such Dividend Payment Date if it is not administratively feasible or practicable for the Administrator to complete the required purchase on the New York Stock Exchange on such Dividend Payment Date). The Company will pay all brokerage commissions incurred in connection with the purchase of shares of common stock in the open market.

If there is no trading in the Company’s shares on the New York Stock Exchange on the Dividend Payment Date, or during the five trading days immediately preceding that particular Dividend Payment Date, then the Company, in its sole discretion, will determine the purchase price per share on the Dividend Payment Date. No shares of common stock will be sold by the Company to participants in the Plan at less than the par value of such shares.

17.    How many shares will be purchased for participants?

The number of shares of common stock purchased for you depends on the aggregate amount of your cash dividends and the purchase price per share, determined in accordance with Question 16. Your account will be credited with that number of shares of common stock, including fractions computed to four decimal places, equal to the aggregate amount of your cash dividends on any particular Dividend Payment Date, less taxes on dividends (if applicable, see Question 24), divided by the applicable purchase price per share. The Administrator and the Company will not accept orders to purchase a specific number of shares, to purchase at specific prices, or to purchase on days other than the applicable Dividend Payment Date. We will not, however, purchase shares of common stock for you under the Plan to the extent that the purchase would cause you to own in excess of 9.8%, in number of shares or value, whichever is more restrictive, of our issued and outstanding shares of common stock, unless that limitation is waived by our board of directors.

18.    Will shares purchased through the Plan earn dividends?

Yes. All shares of common stock held for your account under the Plan, including fractional shares, will be entitled to any dividends declared by the Company. All cash dividends payable on all shares credited to your account under the Plan will be automatically reinvested in additional shares at a price as described in Question 16.

Only shares of common stock held as of the Record Date for a given dividend are entitled to that dividend. Thus, shares of common stock acquired after the Record Date for a given dividend, but before the Dividend Payment Date for that dividend, will not be entitled to that particular dividend, but will be entitled to any subsequent dividend for which they are shares of record on the Record Date (see also Question 13).

Sales and Transfers of Shares Held in the Plan

19.    May a participant sell shares held in a Plan Account?

Yes. You may request to have any whole number of shares held in your Plan Account (including shares held under the Plan’s Stock Certificate Custodian Service) sold by submitting a request to the address set forth in Question 4. To expedite your transaction request, please use the tear-off stub and business reply envelope enclosed with your monthly statement. The sale will be made by the Administrator for your account on the open market within ten business days after receipt of your request. The sale price of the shares to be sold will be the market price at the time the shares are sold by the Administrator. A check for the net proceeds from the sale will be mailed to you within five business days after completion of the sale. The sale proceeds will be net of brokerage fees or commissions, a $15.00 handling fee and any applicable transfer or withholding taxes.

If a sale occurs on or after an “ex-dividend date” but before the related Dividend Payment Date, the sale will be processed as described above and you will be entitled to receive the dividend on those shares. This dividend will be reinvested in the Plan unless the sale is part of a termination (see Question 33). An “ex-dividend date” is generally two business days before the Record Date for the dividend.

Timing and Control.    Because the Administrator will sell shares on behalf of the Plan, neither Inland Real Estate nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of Inland Real Estate’s common stock. That is, if you send in a request to sell shares, it is possible that the market price of Inland Real Estate common stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

Dividends on shares of common stock remaining in your Plan Account after a partial sale will continue to be reinvested under the Plan. However, a request to sell shares, the execution of which would result in less than 25 shares remaining in your Plan Account, will be considered by the Administrator to be a request to terminate participation in the Plan and to sell all the shares held in the Plan. Following such a request, you will receive a check for the net proceeds from the sale of all whole shares of common stock held in your Plan Account and your Plan Account will be closed (see Question 33).

20.    May a participant assign, transfer or pledge to another person all or part of his or her shares held in the Plan?

You may change the ownership of all or part of your shares of common stock held in the Plan (including shares held under the Plan’s Stock Certificate Custodian Service) through gift, private sale or otherwise. If you wish to transfer ownership, you should contact the Administrator by telephone as set forth in Question 4. The Administrator will provide you with instructions on how to complete the transfer. This transfer generally will be completed at no cost to you.

You may not pledge (e.g., use as security for a loan), assign or otherwise encumber shares of common stock held in the Plan, including shares held under the Plan’s Stock Certificate Custodian Service. If you wish to pledge, assign or encumber Plan Shares, you must request that a stock certificate for such Plan Shares be issued in your name (see Question 26).

21.    If Plan Shares are transferred to another person, will the Company issue a stock certificate to the transferee?

No. The Administrator will retain the shares, and the shares will be credited to the recipient’s Plan Account. If the transferee is not already a Plan participant, the transfer will be accomplished as soon as the Administrator receives a signed Enrollment Form (the transferee will be considered a registered stockholder for purposes of enrollment whether or not he or she owned shares of the Company’s common stock prior to the transfer). Dividends on all shares transferred to and held in the transferee’s Plan Account will be reinvested under the terms of the Plan.

22.    How will a transferee be advised of his or her stock ownership?

The transferee will begin to receive Statements of Account just like other Plan participants.

Taxes

23.    What are the income tax consequences of participation in the Plan?

The Company believes the following to be an accurate summary of the federal income tax consequences for Plan participants as of the effective date of this Plan. You are urged to consult with your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposition by you of shares of common stock purchased pursuant to the Plan.

(1)   Cash dividends reinvested under the Plan are, in effect, treated for federal income tax purposes as having been received in cash on the Dividend Payment Date even though they are used to purchase additional shares of common stock. You will be treated for federal income tax purposes as having received, on the investment date, a distribution equal to the sum of (a) the fair market value of any common stock purchased under the Plan (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash dividends actually received by you with respect to your shares of common stock not included in the Plan.

(2)   The tax basis per share of common stock purchased under the Plan is the fair market value of the share on the Dividend Payment Date on which the share is credited to your account.

(3)   To the extent that shares are purchased on the open market, brokerage charges paid by the Company on your behalf are treated as distributions for federal income tax purposes and may be taxable to you. Such brokerage charges are listed as “Tax Reportable Company Paid Fees and/or Commissions” on your Statement of Account.

(4)   The holding period for shares of common stock acquired under the Plan generally will begin on the day following the Dividend Payment Date on which the shares are credited to your Plan Account (see Question 15).

(5)   Distributions will be taxable to you as dividends to the extent of the Company's current and accumulated earnings and profits. Distributions in excess of the Company’s current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted tax basis of your shares. You will be required, however, to reduce the adjusted tax basis of your shares by the amount in excess of the Company's current and accumulated earnings and profits. To the extent that the distributions exceed the adjusted tax basis of your shares, this excess amount will be taxable as capital gain.

(6)   You may recognize a gain or loss if you withdraw from the Plan and receive a cash payment for a fraction of a share credited to your Plan Account. A gain or loss also may be recognized upon your disposition of common stock received from the Plan. The amount of gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

24.    How are income tax withholding provisions applied to participants in the Plan?

If you fail to furnish a valid taxpayer identification number to the Company and the Administrator and to certify that you are not subject to backup withholding, then the Company and Administrator may be required by law to withhold taxes from the amount of dividends and the proceeds from any sale of your shares. Under certain other circumstances, you also may be subject to backup withholding. The withheld amount will be deducted from the amount of dividends and the remaining amount of dividends reinvested. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you.

If you are a non-U.S. stockholder you need to provide the required federal income tax certifications to establish your status as a non-U.S. stockholder so that backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a non-U.S. stockholder participating in the Plan whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

Reports to Participants

25.    What kinds of reports will be sent to participants in the Plan?

As soon as practicable after each Dividend Payment Date, a monthly summary statement of your account will be mailed to you by the Administrator. These monthly statements are your continuing record of current activity including the cost of your purchases and proceeds from your sales in the Plan. They should be retained for tax purposes. In addition, you will be sent copies of other communications sent to holders of the Company’s common stock, including the Company’s annual report, the notice of annual meeting, the proxy statement, and the information you will need for reporting your dividend income for federal income tax purposes.

All notices, statements and reports from the Administrator and the Company to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address. To be effective with respect to mailings of dividend checks, address changes must be received by the Administrator prior to the Record Date for the next Dividend Payment Date.

Certificates for Shares

26.    Will certificates be issued for shares purchased?

Only if you request them. Shares of common stock purchased through the Plan will be credited to your Plan Account under your name, but they will not be registered in your name. Certificates will not be issued to you for shares of common stock credited to your account unless you request the Administrator in writing to do so or unless your account is terminated. The number of shares of common stock credited to your Plan Account will be shown on the monthly statement of your account. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates.

At any time, you may request that the Administrator send you a certificate for all or part of the whole shares of common stock credited to your account. The request should be mailed to the address set forth in Question 4 and should include a check payable to Registrar and Transfer Company covering the $10.00 handling fee for each stock certificate ordered. To expedite your transaction request, please use the tear-off stub and business reply envelope enclosed with your monthly statement. A certificate will be issued within ten business days after receipt of your request.

Any remaining shares, whole and fractional, will continue to be credited to your account. If you have elected the Full Dividend Reinvestment Option, shares for which certificates are issued will be deemed to be enrolled in the Plan (in addition to certificated shares, if any, that you have already enrolled in the Plan). Thus, dividends on these shares will continue to be reinvested in the Plan until the shares are sold by you or withdrawn from the Plan by you pursuant to the Partial Dividend Reinvestment Option (see Questions 2, 36 and 37).

CERTIFICATES FOR FRACTIONAL SHARES WILL NOT BE ISSUED UNDER ANY CIRCUMSTANCES.

27.    In whose name will certificates be registered when issued to participants?

Accounts under the Plan are maintained in the name in which your shares are registered at the time you enter the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to you upon your request.

Stock Certificate Custodian Service

28.    What is the purpose of the Plan’s Stock Certificate Custodian Service for stock certificates and how does it work?

The purpose of the Plan’s Stock Certificate Custodian Service is to permit you, as a participant in the Plan, to deposit any stock certificates in your possession with the Administrator for safekeeping. Shares of the Company’s common stock deposited for certificate safekeeping are transferred to the Administrator or its nominee and are credited to your Plan Account.

29.    What are the advantages of the Plan’s Stock Certificate Custodian Service?

The Plan’s Stock Certificate Custodian Service for safekeeping of stock certificates offers two significant advantages to you:

•                                          The risk associated with loss, theft or destruction of your stock certificates is eliminated. Ordinarily, if a stock certificate is lost or stolen, no transfer or sale of shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork both to you and to the Company.

•                                          Because shares deposited with the Administrator for safekeeping are treated in the same manner as shares purchased through the Plan, dividends on those shares are automatically reinvested and they may be sold or transferred through the Plan in a convenient, economical and efficient manner.

30.    How may stock certificates be deposited with the Administrator?

If you wish to deposit your stock certificates with the Administrator, you must complete and return to the Administrator a letter of instruction together with the stock certificates registered in your name that are to be deposited. The Administrator recommends using registered, insured mail.

31.    What happens to cash dividends paid on shares of the Company’s stock deposited with the Administrator?

Cash dividends paid on shares of the Company’s common stock deposited with the Administrator will be reinvested in additional shares of the Company’s common stock.

32.    May shares remain on deposit with the Administrator if participation in the Plan is discontinued?

No. Upon withdrawal from the Plan, you must elect to receive your Plan Shares either by certificate or in cash (see Question 33).

Termination of Participation

33.    How does a participant terminate participation in the Plan?

To terminate your participation in the Plan, you must notify the Administrator that you wish to do so. Such notice should be sent to the address set forth in Question 4. To expedite your transaction request, please use the tear-off stub and business reply envelope enclosed with your monthly statement. Upon termination, you may elect to receive:

•                                          stock certificates for whole shares of common stock held for your Plan Account; or

•                                          a check for the net proceeds from the sale of all whole shares of common stock held in your Plan Account.

In either case, the Administrator will convert to cash any fractional shares held in your Plan Account at a price equal to 100% of the average of the daily open and close sales price per share, as reported by the New York Stock Exchange, of our common stock on the date of termination. If there is no trading in the Company’s shares on the New York Stock Exchange on the date of termination, the Company, in its sole discretion, will determine the price per share on the date of termination. You will receive a check for the net proceeds of any fractional shares that have been converted to cash.

The sale proceeds from the sale of whole shares will be net of any brokerage fees or commissions, a $15.00 handling fee and any applicable transfer or withholding taxes. The sale will be made by the Administrator for your account, at market, within ten business days after receipt of your request. If you elect instead to receive a stock certificate for whole shares held in your Plan Account, you must first pay the Administrator a $10.00 handling fee for each stock certificate ordered.

Please note that if you sell or otherwise transfer shares enrolled in the Plan but not held in your Plan Account by the Administrator, participation in the Plan for those shares will terminate. However, any shares held in your Plan Account will continue to participate until you terminate their participation and receive either a stock certificate or a check, as explained above.

34.    When may a participant terminate participation in the Plan?

You may request termination of your participation in the Plan at any time. However, you should allow for several weeks from the time you request termination until you receive a stock certificate for your shares held in the Plan, or a check for the net proceeds of their sale, as described in Question 33. Any dividends earned subsequent to the effective date of your termination will be paid to you by check unless you re-enroll in the Plan.

35.    May an individual’s participation be terminated by the Company or the Administrator?

The Company reserves the right to terminate the participation of any participant who, in the Company’s sole discretion, is abusing the Plan or causing undue expense. Also, as described in Question 19, a request to sell shares, the sale of which would result in less than 25 shares remaining in your Plan Account, will be considered by the Administrator to be a request to terminate participation in the Plan. The Company also reserves the right to terminate the Plan with respect to participants in one or more jurisdictions (see Question 42).

Sales of Shares Registered in your Name

36.    What happens when a participant sells or transfers all of the shares registered in the participant’s name?

If you sell or transfer all the shares of common stock registered in your name, the Administrator will continue to reinvest any dividends received after your disposition of the shares (for example, if the shares of common stock are disposed of after the Record Date and before the Dividend Payment Date), subject to your right to withdraw from the Plan at any time. Also, the Administrator will continue to reinvest dividends on shares of common stock held for your account in the Plan.

37.    What happens when a participant sells or transfers some but not all of the shares registered in the participant’s name?

If you have elected the “Full Dividend Reinvestment” option described in Question 2, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the dividends on all of the shares which remain registered in your name.

If you have elected the “Partial Dividend Reinvestment” option described at Question 2 by enrolling in the Plan only a portion of the shares you own, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the dividends on the remainder of the shares registered in your name up to the number of shares originally enrolled in the Plan. For example, if you requested the Company to enroll in the Plan 50 shares of the 100 shares registered in your name, and then you transferred or sold 25 shares, the Company would continue to reinvest the dividends on 50 shares. If instead, you transferred or sold 75 shares, the Company would continue to reinvest the dividends on all of the remaining 25 shares. If you later acquire additional shares registered in your name, those shares will automatically be enrolled in the Plan (and their dividends reinvested) so long as your total enrollment is less than your original enrollment request of 50.

In all cases, after a sale or transfer of shares registered in your name, the Administrator will continue to reinvest dividends on Plan Shares held in your Plan Account.

Other Information

38.    If the Company has a rights offering, how will the rights on the Plan shares be handled?

You will participate in any rights offering, based upon your total holdings of whole shares, including whole shares enrolled in the Plan and whole shares credited to your account under the Plan. Rights certificates will not be issued for fractional shares.

39.    What happens if the Company issues a dividend payable in stock or declares a stock split?

Any dividend payable in stock or split shares distributed by the Company on shares of common stock enrolled in the Plan and on shares of common stock held in your Plan Account will be credited to your account. Stock dividends or split shares distributed on shares of common stock registered in your name but not enrolled in the Plan will be mailed directly to you in the same manner as to stockholders who are not participating in the Plan.

40.    How will a participant’s shares held by the Administrator be voted at stockholders’ meetings?

Shares of common stock held by the Administrator for you will be voted as you direct.

A proxy card will be sent to you in connection with any annual or special meeting of stockholders, as in the case of stockholders not participating in the Plan. This proxy will apply to all whole shares registered in your own name including those enrolled in the Plan, if any, as well as to all whole shares credited to your account under the Plan and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card. If the proxy card is not returned, or if it is returned unsigned by you, none of your shares will be voted.

As in the case of non-participating stockholders, if no instructions are indicated on a properly signed and returned proxy card, all of your whole shares—those registered in your name (including those enrolled in the Plan), and those credited to your account under the Plan—will be voted in accordance with the recommendation of the Company’s management.

41.    What are the responsibilities of the Administrator and the Company under the Plan?

The Administrator and the Company will not be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased or sold for you or from failure to terminate your account upon your death or any change in the market value of the Company’s common stock.

You should not assume that the Company will pay dividends or pay them in any particular amount or on any particular date.

You should recognize that neither the Administrator nor the Company can assure you of a profit or protect you against a loss on the shares of common stock purchased by you under the Plan.

42.    May the Plan be changed or discontinued?

Notwithstanding any other provisions of the Plan, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without prior notice to, or the prior consent of, participants in the Plan. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all affected participants following the date of such amendment, modification, suspension or termination.

Prospectus
Dividend Reinvestment Plan
5,000,000 Shares of Common Stock

ALPHABETICAL INDEX	PAGE

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	9
DIVIDEND REINVESTMENT PLAN	A-1
EXPERTS	11
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	11
LEGAL MATTERS	11
PLAN OF DISTRIBUTION	10
PROSPECTUS SUMMARY	1
RISK FACTORS	2
SUMMARY OF OUR DIVIDEND REINVESTMENT PLAN	5
USE OF PROCEEDS	9
WHERE YOU CAN FIND ADDITIONAL INFORMATION	11

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell to, or a solicitation of an offer to buy from, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

July 15, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by Inland Real Estate Corporation (“we” or the “Registrant”), all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 5,000,000 shares except the registration fee.

SEC Registration Fee	$1763.28
Printing and Postage Expenses	20,000	*
Legal Fees and Expenses	15,000	*
Accounting Fees and Expenses	7,500	*
Total expenses	$44,263.28	*

* Estimated

Item 15. Indemnification of the Officers and Directors

The Maryland General Corporation Law (the “MGCL”), under which we are organized, provides that each director will have no liability to the corporation or its stockholders for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, the MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter permits the limitation of the liability of our directors and officers to the maximum extent permitted by the MGCL.

Section 2-418 of the MGCL permits a corporation, subject to certain limitations, to indemnify any director or officer made, or threatened to be made, a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees, actually incurred by the director or officer in connection with the proceeding unless:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Except as described below, the charter and the bylaws authorize and direct us to indemnify and pay or reimburse reasonable expenses to any of our directors, officers, employees or agents to the fullest extent permitted by the MGCL so long as:

•                                          the person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•                                          the person was acting on our behalf or performing services for us;

•                                          the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that, in the event that the person seeking indemnification is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and

•                                          any indemnification or agreement to be held harmless is recoverable only out of our assets and not from the stockholders.

In addition, we may not indemnify any director, officer, employee or agent for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•                                          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person;

•                                          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or

•                                          a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which our securities were offered and sold as to indemnification for securities law violations.

The MGCL permits us to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.  The charter and bylaws authorize us to advance amounts to any person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                                          the legal action relates to acts or omissions with respect to the performance of duties or services by the person seeking indemnification for us or on our behalf;

•                                          the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•                                          the person seeking indemnification undertakes to repay us the advanced funds, together with interest at the applicable legal rate of interest, if it is later determined that the person seeking indemnification was not entitled to indemnification.

We may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability incurred in any such capacity with us or arising out of such status.  We will not, however, incur the costs of any liability insurance that insures any person against liability for which he, she or it could not be indemnified under the charter or bylaws.

We have been advised that, in the opinion of the SEC, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

Item 16. Exhibits

The list of exhibits filed as part of this Registration Statement on Form S-3 is submitted in the Exhibit Index following the signature pages herein.

Item 17. Undertakings

(a)           The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of dividend not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)           The undersigned Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)           The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d)           The Registrant undertakes that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(e)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the registration statement of which the prospectus is a part, and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the registration statement of which the prospectus is a part, to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 15th day of July, 2009.

INLAND REAL ESTATE CORPORATION

By:	/s/ MARK E. ZALATORIS
Name:	Mark E. Zalatoris
Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brett A. Brown and Mark E. Zalatoris, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this registration statement on Form S-3 (the “Registration Statement”), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ MARK E. ZALATORIS	President and Chief Executive Officer	July 15, 2009
Mark E. Zalatoris	(principal executive officer)

/s/ BRETT A. BROWN	Treasurer, Chief Financial Officer and Senior Vice President	July 15, 2009
Brett A. Brown	(principal financial and accounting officer)

/s/ THOMAS P. D’ARCY	Director and Chairman of the Board	July 15, 2009
Thomas P. D’Arcy

/s/ DANIEL L. GOODWIN	Director	July 15, 2009
Daniel L. Goodwin

/s/ JOEL G. HERTER	Director	July 15, 2009
Joel G. Herter

/s/ HEIDI N. LAWTON	Director	July 15, 2009
Heidi N. Lawton

/s/ THOMAS H. MCAULEY	Director	July 15, 2009
Thomas H. McAuley

/s/ THOMAS R. MCWILLIAMS	Director	July 15, 2009
Thomas R. McWilliams

/s/ JOEL D. SIMMONS	Director	July 15, 2009
Joel D. Simmons

EXHIBIT INDEX

Exhibit No.	Description
3.1*

Fourth Articles of Amendment and Restatement of the Registrant (previously filed in and incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as filed by the Registrant with the Securities and Exchange Commission on August 9, 2005 (file number 000-28382))

3.2*

Amended and Restated Bylaws (previously filed and incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated April 25, 2008, as filed by the Registrant with the Securities and Exchange Commission on April 25, 2008 (file number 001-32185))

4.1	Dividend Reinvestment Plan of the Registrant (filed herewith as Exhibit A of the prospectus)

5.1	Opinion of Venable LLP as to legality of securities (filed herewith)

8.1	Opinion of Shefsky & Froelich Ltd. with respect to tax matters (filed herewith)

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Shefsky & Froelich Ltd. (included in Exhibit 8.1)

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith in Part II of this registration statement)

99.1	Form of Enrollment Form (filed herewith)

* Previously filed.